UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 24, 2008
Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia		24605-0989

(Address of principal executive offices)		(Zip Code)
(276) 326-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On July 24, 2008, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended June 30, 2008. The conference call was previously announced in the earnings release dated July 23, 2008. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer -
As you may have noted from the published earnings release earlier yesterday evening, our net earnings for the second quarter were good on a comparative basis at $6.24 million or $.56 per diluted share. Despite the decline from the same quarter in 2007, we were pleased with some of the metrics underlying the results. In particular, we saw a turn in the direction of loan portfolio totals with slight increase between the first and second quarter. This is attributed to our new commercial leadership and new lending resources and also to some of the market dynamics we are currently seeing....and I will discuss that in more detail a bit later in the call.
We are also very glad to see what appears to be a change in the direction for interest margins. As an industry we have been seeing persistent margin compression over the last two years. You will note from our press release that margin actually improved between the second quarters of 2007 and 2008. This positive trend was accentuated in June as we saw our margin actually move back over the 4 percent level to 4.09% for the month of June. This favorable trend in margin reflects our recent lending activities and cost control efforts in our interest-bearing deposit and debt portfolios. Dave will address these in more detail in his remarks.
Our net decrease in net interest income between the comparable second quarters is linked to a decrease in asset and earning asset totals. This is a function of our balance sheet management and efforts on control of deposit costs, wholesale funding cost and discipline in loan underwriting. The pricing efforts have been largely successful as noted in our improved margin and we believe that the foreshadowing of loan growth will lead us to a turn in both earning assets and net interest income.
Lastly, we were pleased to announce our follow-on acquisition of the REL Insurance Agency in High Point North Carolina. REL is a $750 thousand revenue agency which resides in the same market as our GreenPoint agency. This represents an excellent opportunity achieve cost savings and other synergies for our agency line of business. Due to the location of the respective agencies, REL will immediately fold in offices with GreenPoint. Richard E. Lee, principal and owner of REL will come on board and assume the lead for operational responsibilities for GreenPoint. This gives us greater depth as an agency and frees additional resources for pursuit of growth opportunities. Shawn Cummings and Doc Davis will continue their joint responsibilities for agency operations and will also be able to devote added time to development of partners and pursuit of further acquisitions. With the addition of REL GreenPoint increases its annual run rate for agency commission revenue to approximately $5 million. With this and other additions to GreenPoint we feel that we are solidly on track to establish a very strong platform for insurance agency revenues.
Continuing on the non-interest revenue track, we are working to diversify our sources of revenue and to reduce our dependency on spread revenues. We are certainly making progress in this area with the additions in both the Wealth and Insurance lines. For the first half of 2008 our non-interest revenues (excluding the securities gains) represent about 31% of net revenues, that’s up from 23.7% in the first half of 2007.

Moving on to lending activities, last quarter I noted that loan demand had slowed or weakened in recent months with the decline in residential housing. I am glad to report this quarter that we are now seeing a strong pipeline and we are quite busy in our commercial department. We did see a slight increase in outstandings for the quarter and we have a good pipeline of approved business that we are working toward closing. Much of what we are seeing is a result of recent changes in our commercial department and strong networks for our new lenders. We are also seeing a flood of opportunities coming from regional banks who have significantly curtailed real estate lending due to portfolio issues and from smaller banks which are now faced with capital limitations. We have the benefit of choosing those deals that fit our needs and capabilities and those which demonstrate stronger underwriting. We believe this will lead to further increases in the loan book for coming quarters.
We have also seen an increase in consumer business with recent campaigns for both installment and mortgage products.
Asset quality remains strong as measured by delinquency, non-performing totals and net charge-offs. We did make a substantial provision for the second quarter. We are pleased that we are not seeing systemic problems in real estate, mortgage or the typical suspect areas.
David D. Brown, Chief Financial Officer -
To start out, I am very happy with the uptick in margin we saw. This is largely the result of a Company-wide effort to lower the cost in our CD portfolio and pare out some of our most unprofitable relationships. We finally turned the corner in terms of the loan portfolio, and originations are out-pacing payoffs. We are seeing an excellent pipeline and we remain cautiously optimistic that we will see credit spreads on loan products align with those we see in the capital markets.
In the meantime, we are also preparing for the liquidity needs that will come with the loan funding pressures. We have moved some of our special rates up our legacy markets and have seen customer demand. We do not see a need to compete with some of the irrationals in the urban markets, and are continue focusing on raising deposits in our legacy markets.
Very late in the quarter, a $50 million Home Loan Bank advance paying 3.64% was called. We opted to roll that into overnight funds, which saved approximately 140 basis points. We expect to firm up that funding some time in the current quarter.
Despite a couple of sour credits, we still see great credit quality metrics, especially in comparison to peers. We made a $937 thousand provision for loan losses, which brought the allowance to 114 basis points of loans at June 30.
Highlights in the non-interest income line are deposit service charges, other service charges, and insurance revenues. GreenPoint closed the acquisition of REL in Greensboro early in July. That acquisition will add about $750 thousand in revenues annually and, more importantly, bring some strong administrative resources to our new venture. REL is moving their operations to GreenPoint’s headquarters and eliminate some significant overhead.
Now I would like to move on to the non-interest expense front. Salaries and benefits decreased $201 thousand on a linked-quarter basis. Within that increase, actual wages increased $109 thousand and we ended with 633 FTE at the end of June, of which 42 were at GreenPoint. We were able to trim health care costs by $110 thousand from first quarter and deferred $73 thousand more in FAS 91 costs than first quarter.

With the downturn in the economy and real estate market, we are feeling the drag of the new branches and the Small Business Lending group. Small business deals are fewer for now, but we are confident the overhead of that department will reap benefits as economy turns. We have a solid platform to quickly and effectively underwrite deals under $500 thousand in a centralized environment.
In the other expense line, we saw an increase from last quarter of $168 thousand. Within that increase we attribute $88 thousand to new account promotions, $76 thousand to consulting fees, and $193 thousand in legal fees. Most of the increase in legal fees came from the abandonment of a deal. Although the costs are difficult stomach, I believe it is a testament to our discipline in M&A.
Lastly, I want to provide you all some insights into our investments book. Over the last nine months, our internal scrutiny and review of the corporate portfolio has increased exponentially. At June 30, we had $56.56 million in single-issue trust preferred paper. These are all from top-ten banks in the nation, and although out of favor and not trading, we have not seen indication of impairment.
We also have $108.56 million in 9 different pooled trust preferred issues. In all instances, we are in single-A rated tranches. There have been some collateral deferrals/defaults in a couple of our holdings, but there remains significant credit support. As such, we have determined there is no other-than-temporary impairment. We certainly expect a few more volatile quarters, but don’t believe there is a significant risk of loss of principal or a material change in the expected cash flows.
Additionally, we have $32.68 million in two AAA non-agency CMO’s. Like the TruPS CDO’s we are monitoring these deals daily.
Gary R. Mills, Chief Credit Officer -
The total FCB loan portfolio at the end of the second quarter measured $1.181 billion as compared to the first quarter posting of $1.179 billion; which represents an approximate $1.8 million increase for the quarter. The growth was generated by a $6.6 million increase in the commercial loan portfolio. As I believe we have mentioned in recent calls, commercial loan activity has been increasing. I attribute some of this increased activity to the re-tooling of the commercial line. Newly hired commercial staff has nicely complemented existing staff and we are beginning to see the benefits of their efforts. Additionally, it would appear that liquidity, concentration and asset quality issues being experienced by many within the financial sector are presenting lending opportunities for First Community Bank.
Total delinquency at quarter-end measured 0.91% as compared to 0.65% at March 31 and 0.98% at year-end 2007. Within this category, 30-89 days past due totaled $6.7 million, or 0.56% and non-accrual loans totaled $4.1 million, or 0.35%. Non-accrual loans increased approximately $1 million during the quarter. This increase was primarily driven by 2 commercial loans that were identified late in the quarter. Impairment analysis has been performed on both credits and we have reserved for them accordingly.
The bank continues to diligently manage its OREO which is reflected in the quarter-end balance of $500 thousand. NPA as a percentage of loans remains a very good 0.39%.
Net-charge offs for the quarter were $367 thousand, which when annualized equates to 0.12% of average total loans. This is comparable to first quarter performance of 0.10% and compares favorably to the 0.18% posted in the second quarter of 2007.

The Allowance for Loan Losses measured $13.4 million at quarter end which is 1.14% of total loans, as compared to 1.09% and 1.05% at March 31 and December 31, respectively. At this level, the Allowance provides a coverage ratio to Non-performing loans of approximately 326%. Primarily driven by the impairment analysis of the previously mentioned two non-accrual loans, a provision of $937 thousand was made during the quarter.
We believe the bank’s asset quality metrics remain very good, especially so in this very difficult operating environment. As John mentioned, the bank’s mortgage portfolio continues to perform very well as total delinquency measured 0.85% at June 30 versus the national average of 6.35% as published in the Mortgage Banker’s Association National Delinquency Survey. Our underwriting and concentration management have thus far served us well and we will continue to maintain discipline in this regard.
Additionally, the Company made the following disclosures:
- Approximately $325 million is maturing in the Company’s CD portfolio over the course of the next two quarters.
- The Company holds approximately $108.93 million in pooled trust-preferred securities with a market value of approximately $79.09 million at June 30, 2008.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: July 25, 2008	By:	/s/ David D. Brown
David D. Brown Chief Financial Officer